PROSPECTUS and	PRICING SUPPLEMENT NO. 20
PROSPECTUS SUPPLEMENT, each	Dated April 1, 2008
Dated October 14, 2005	Commission File No.: 333-128071
Filed pursuant to Rule 424(b)(3)

U.S. $895,850,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES D

due from 9 Months to 30 Years from Date of Issue

The Notes offered here are a further issuance of the 4.500% Senior Medium-Term Notes Due April 3, 2013 and are in addition to the $250,000,000 principal amount of the Notes offered pursuant to an Issuer Free Writing Prospectus dated March 31, 2008 and to be issued on April 3, 2008.  The Notes offered hereby will share the same CUSIP number 24422EQQ5.

CUSIP:	24422EQQ5

Principal Amount:	$250,000,000

Issue Price:	98.982% plus accrued interest from April 3, 2008 if settlement occurs after that date

Date of Issue:	April 3, 2008

Maturity Date:	April 3, 2013

Interest Payment Dates:	April and October 3 of each year commencing on October 3, 2008 and ending at Maturity

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	4.50% PER ANNUM

Redemption Provisions:	None

Plan of Distribution:	Name	Principal Amount Of Notes

	Deutsche Bank Securities Inc.	$67,500,000

	Merrill Lynch, Pierce, Fenner & Smith Incorporated	67,500,000

	Citigroup Global Markets Inc.	33,750,000

	Credit Suisse Securities (USA) LLC	33,750,000

	HSBC Securities (USA) Inc.	23,750,000

TD Securities (USA) LLC	23,750,000

Total	$250,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 98.602%

Deutsche Bank Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc.

TD Securities (USA) LLC

Deutsche Bank Securities Inc. and

Merrill Lynch, Pierce, Fenner & Smith Incorporated are

acting as Joint Book-Running Managers.